EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
For the Periods Ended September 30
(Amounts in thousands, except per share data)

                                        Third Quarter         Nine Months
                                       1998       1997       1998       1997
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Net income........................   $48,131    $56,288   $186,072  $160,584
Preferred dividends...............        --         --         --        --
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Net income available to common
  shareholders....................   $48,131    $56,288   $186,072  $160,584
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Weighted average shares:
Common shares.....................   107,218     96,248    105,477    96,523
Convertible preferred shares......        --         --         --        --
Stock awards......................        66         51         63        47
Stock options.....................     3,049      2,996      3,063     2,880
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Weighted average diluted common
 shares...........................   110,333     99,295    108,603    99,450
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Basic earnings per share..........   $  0.45    $  0.58   $   1.76  $   1.66
  (net income available to common
  shareholders divided by weighted
  average of common shares)
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Diluted earnings per share........   $  0.44    $  0.57   $   1.71  $   1.61
  (net income divided by weighted
  average diluted common shares)
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Earnings per share and weighted average share amounts
have been restated for adoption of SFAS No. 128.